Exhibit 10.1

NEOLARA CORP.

Contiguo a la Guardia de Asistencia Rural, San Vito, Coto Brus, Puntarenas, 60801, Costa Rica
+1 307 269 0177 • neolaracorp@gmail.com

SERVICE AGREEMENT

This Service Agreement (“Agreement”) is entered into this 05 day of January, 20--23 (“Effective Date”), by and between Neolara Corp. (“Company”), Wyoming corporation with offices at Contiguo a la Guardia de Asistencia Rural, San Vito, Coto Brus, Puntarenas, 60801, Costa Rica and Juan Bautista Rojas Gonzalez (“Service provider”), located at 300 N 150 O de Pizza express Bahía, Uvita de Osa, Puntarenas, 60504, Costa Rica for professional and related services to be provided to Company by Service provider subject to the terms and conditions of this Agreement.

1.	Scope of Services:
- Design projects and construction;

- Design of urbanizations;

- Road Construction;

- Bridge Construction;

- Walls and retaining works construction;

- Hydrogeological works;

- Study and stability of slopes.

2.	Terms of Agreement: This Agreement shall commence on the Effective Date and, unless otherwise terminated as provided herein, shall remain in effect for one (1) year and shall automatically renew for an additional one (1) year period unless a party provides the other with at least thirty (15) days prior written notice of its intention not to renew.

3.	Place Where Services Will Be Rendered: The Service provider will perform most services in accordance with this contract at the place where it’s required within Costa Rica.

4.	Time Devoted by Service provider: It is anticipated that the Service provider will perform services for the company on an as-needed basis. The particular amount of time may vary due to the cyclical nature of the Company’s business, and the availability and proficiency of the Service provider.

5.	Services: The service provider will work to the best of his/her abilities to provide the Company’s clients as efficiently as possible and within the general goals and guidelines set forth by the Company and the client.

6.	Billing and Fees: The Service provider will get the payment agreed by the Company and Service provider for the services rendered depending on the scope of work, duration, and client’s requirements. The service provider will be paid for work performed no later than 30 days from the start date.

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7.	Independent Contractor: The Company and the Service provider agree that the Service provider will act as an independent freelance contractor in the performance of its duties under this contract. This Agreement shall not constitute or be construed as a partnership, employer-employee relationship, franchisee-franchisor relationship, joint venture, or agency agreement between the parties. The service provider shall have the right to enter into agreements with other clients provided such agreements do not adversely impact the Service provider’s performance under this agreement.

Accordingly, the Service provider shall be responsible for payment of all taxes including Federal, State, and local taxes arising out of the Service provider's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

8.	Confidential Information: The Service provider agrees that any information received during any furtherance of the Service provider's obligations in accordance with this contract, which concerns the personal, financial, or other affairs of the Company will be treated by the Service provider in full confidence and will not be revealed to any other persons, firms or organizations.

The Service provider will use best efforts and reasonable diligence to:

•	Use such Confidential Information only for internal business purposes;

•	Protect supplied Confidential Information in the same manner as the Service provider protects its own Confidential Information;

•	Not disclose to others any such Confidential Information or any part thereof without the written consent [permission] of the Company;

•	Not make copies of any such Confidential Information or any part thereof without the written consent [permission] of the Company;

•	To reasonably limit dissemination of such Confidential Information to persons within the Company organization who have a need to know or utilize such Confidential Information.

9.	This agreement may be terminated by either party with or without cause and for any or no reason upon thirty (15) days written notice to the other party. This agreement may be terminated by either party for cause upon three (3) days written notice by the other party. Cause for termination includes, but is not limited to, violation of the covenant not to compete, violation of the confidentiality clause, and any other material breach of this Agreement.

10.	Assignment and Subcontracting: The service provider shall not assign any right or interest under this agreement or delegate or subcontract any work or other obligation to be performed or owed under this agreement without the prior written consent of the Company.

11.	Notice: All notices required or permitted to be given hereunder shall be deemed duly given if in writing and either sent by e-mail, facsimile transmission, or hand delivered or deposited with an express courier service prepaid addressed to the Service provider or Company, as the case may be, at the address set forth below, or to such other address as the parties may direct by notice as herein provided.

12.	Signatures: Both the Company and the Service provider agree to the above contract.

Service provider	Neolara Corp.

Signature:	/s/Juan Bautista Rojas Gonzalez	Signature:	/s/ Julio Antonio Quesada Murillo

Name:	Juan Bautista Rojas Gonzalez	Name:	Julio Antonio Quesada Murillo

Title:	Service provider	Title:	Director

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